                                                                    EXHIBIT 12.1

COMPUTATION OF RATIOS
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
                                                          Year ended December 31,                        six months    year ended
                                                          -----------------------                           ended        June 30,
                                                1998         1997             1996         1995            12/31/94        1994
                                                ----         ----             ----         ----            --------        ----
Fixed Charges:
     Interest expense                         $ 34,450     $ 38,312         $ 39,625      $ 40,451         $ 19,623      $ 38,217
     Portion of rent expense
        representive of interest                 1,200        1,108            1,166         1,054              523           972
                                     ---------------------------------------------------------------------------------------------
Total Fixed Charges                           $ 35,650     $ 39,420         $ 40,791      $ 41,505         $ 20,146      $ 39,189
                                     =============================================================================================

Earnings:
     Income from continuing
        operations before tax                $ 136,509    $ 115,030         $ 65,873      $ 27,793          $ 4,072      $ (1,627)
     fixed charges per above                    35,650       39,420           40,791        41,505           20,146        39,189
                                     ---------------------------------------------------------------------------------------------
Total Earnings                               $ 172,159    $ 154,450        $ 106,664      $ 69,298         $ 24,218      $ 37,562
                                     =============================================================================================

                                     ---------------------------------------------------------------------------------------------
Ratio of Earnings to Fixed Charges                4.83         3.92             2.61          1.67             1.20          0.96
                                     =============================================================================================


EBITDA:
     income before tax                       $ 136,509    $ 115,030         $ 65,873      $ 27,793          $ 4,072      $ (1,627)
     interest expense                           34,450       38,312           39,625        40,451           19,623        38,217
     depreciation and amortization              15,719       15,372           15,045        35,747            9,722        23,700
                                     ---------------------------------------------------------------------------------------------
EBITDA:                                      $ 186,678    $ 168,714        $ 120,543     $ 103,991         $ 33,417      $ 60,290
                                     =============================================================================================

Ratio of EBITDA to interest expense               5.42         4.40             3.04          2.57             1.70          1.58
                                     =============================================================================================


 Debt                                        $ 340,461    $ 367,075        $ 403,155     $ 416,034        $ 417,927     $ 419,000
                                     =============================================================================================

 Total debt to EBITDA                             1.82         2.18             3.34          4.00             6.25          6.95
                                     =============================================================================================

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